Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 29, 2005
CHEVRON REPORTS SECOND QUARTER NET INCOME OF $3.7 BILLION
•	Upstream earnings of $2.8 billion benefit from a continuation of strong prices for crude oil and natural gas
•	Downstream profits of $1.0 billion decline 7 percent from year earlier
•	Progress continues in several areas of longer-term strategic focus
     SAN RAMON, Calif., July 29, 2005 – Chevron Corp. today reported net income of $3.7 billion ($1.76 per share – diluted) for the second quarter 2005, compared with $4.1 billion ($1.94 per share – diluted) in the year-ago period. The amount in 2004 included a special-item gain of $0.6 billion ($0.28 per share) from asset sales and a benefit of $0.2 billion ($0.12 per share) from a tax-law change for certain international operations.
     For the first six months of 2005, net income was $6.4 billion ($3.04 per share – diluted), vs. $6.7 billion ($3.14 per share – diluted) in the 2004 first half, which included $0.8 billion ($0.37 per share) of benefits for the effect of special items and the tax-law change.
     Sales and other operating revenues in the second quarter 2005 were $47 billion, up $11 billion from the 2004 period. Six-month sales and other operating revenues were $88 billion, up $18 billion. The increase in both periods was mainly attributable to higher prices for crude oil, natural gas and refined products.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$2,772	$2,964	$5,151	$4,938
Downstream – Refining, Marketing and Transportation	976	1,044	1,385	1,684
Chemicals	84	59	221	133
All Other	(148)	39	(396)	(98)

Total	3,684	4,106	6,361	6,657
Income From Discontinued Operations – Upstream	–	19	–	30

Net Income[1,2]	$3,684	$4,125	$6,361	$6,687

[1]Includes foreign currency effects	$54	$45	$33	$2
[2]Includes income from special items	$–	$585	$–	$530
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Quarterly Results
     “Earnings were strong in the second quarter,” said Chairman and CEO Dave O’Reilly, “despite some refinery downtime for maintenance and repairs. Strategically, we continued to advance our major initiatives in the period, including several projects aimed at commercializing our large international gas resource base.”
     O’Reilly said upstream earnings of $2.8 billion in the second quarter were higher than a year ago, absent the effect of a special-item gain in the 2004 period, as prices increased for both crude oil and natural gas. Downstream profits of approximately $1 billion, while up significantly from the 2005 first quarter, were off about 7 percent from the year-earlier period due mainly to the refinery downtime.
     “On the strength of our earnings for the past 12 months, we attained a 24 percent return on capital employed for the period,” O’Reilly added. “By the halfway mark of this year, we had further improved our already-strong financial position. Our debt ratio stood at 19 percent, and our cash and marketable securities balance totaled more than $13 billion, up nearly $3 billion from the beginning of the year.”
     O’Reilly said the company had also purchased more than $1.5 billion of its common shares in the open market during the first half of 2005, including more than $800 million in the second quarter. Combined with repurchases last year, the company has acquired $3.6 billion in shares as part of a $5 billion buyback program initiated in April 2004.
Strategic Focus
     O’Reilly also remarked on achievements that highlight the company’s continued focus on key project milestones and strategic initiatives, including the following recent announcements:
•	Decision to expand the North West Shelf onshore liquefied natural gas (LNG) facilities. The $1.5 billion project includes adding a fifth LNG train that will increase export capacity by more than 4 million metric tons per year to approximately 16 million. Chevron holds a one-sixth interest in the North West Shelf LNG facilities.

•	Discovery of natural gas offshore Venezuela in Block 3 of Plataforma Deltana. The discovery is adjacent to the Loran gas field in Block 2 and provides sufficient resources for a detailed evaluation of Venezuela’s first LNG train.

•	Decision to move the Australian Greater Gorgon gas development project into the front-end engineering and design phase for a two-train (10 million metric tons per year) LNG facility and a potential domestic gas plant on Barrow Island. Chevron has a 50 percent ownership interest in the licenses for the Greater Gorgon Area.

•	Order of two LNG carriers to support the planned growth in the company’s LNG business. The carriers will be company-operated and complement the development of Chevron’s LNG export and import terminals worldwide.

•	Award of exploration rights in four deepwater blocks in the northern Carnarvon Basin offshore Western Australia. Located in an area of significant natural gas potential, Chevron will operate and own a 50 percent interest in the blocks, which are in the same petroleum basin as the North West Shelf and Greater Gorgon resources.
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•	Project to increase the capacity of the Pascagoula, Mississippi, refinery’s fluid catalytic cracking unit approximately 25 percent from a current capacity of about 60,000 barrels per day. This project is designed to enable the refinery to increase its production of gasoline and other light products.
Near-Term Outlook
     “As we enter the second half of the year, I am optimistic about our company’s ability to improve upon its strong financial performance and to make additional progress on the major capital projects that are key to our future growth,” O’Reilly said. “I also look forward with much anticipation to the merger with Unocal and being able to combine the strengths of these two fine companies. At this year’s mid-point, the conditions overall are excellent for us to continue adding value for our stockholders.”
UPSTREAM – EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 6 percent from the 2004 second quarter but was up slightly from the first quarter of this year. The majority of the decline from the year-ago period was associated with asset sales and cost-recovery provisions of certain production agreements.
     Average U.S. prices for crude oil and natural gas liquids in the second quarter 2005 increased more than $11 to $44 per barrel. Internationally, prices were up nearly $13 per barrel to over $45. The average U.S. natural gas sales price increased 13 percent to about $6.30 per thousand cubic feet, while internationally the average natural gas price of about $3 per thousand cubic feet was 18 percent higher than a year earlier.
     U.S. Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations*	$972	$948	$1,739	$1,802
Income From Discontinued Operations	—	7	—	13

Segment Income*	$972	$955	$1,739	$1,815

*Includes special charges	$—	$—	$—	$(55)
     U.S. exploration and production income of $972 million in the second quarter increased 2 percent from the 2004 period. The benefit to earnings from higher prices for crude oil and natural gas was largely offset by the effects of lower production of liquids and natural gas and higher depreciation and depletion expense.
     Net oil-equivalent production declined about 15 percent to 740,000 barrels per day in the 2005 quarter. The net liquids component of production was down 12 percent to 470,000 barrels per day. Net natural gas production averaged 1.6 billion cubic feet per day, down 19 percent from the second quarter 2004. Excluding the effect of property sales and curtailed production due to storms, net oil-equivalent production decreased about 8 percent between periods on normal field declines, partially offset by new or increased production in certain fields.
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     International Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations[1,2]	$1,800	$2,016	$3,412	$3,136
Income From Discontinued Operations	—	12	—	17

Segment Income[1,2]	$1,800	$2,028	$3,412	$3,153

[1]Includes foreign currency effects	$57	$22	$39	$2
[2]Includes income from special items	$—	$585	$—	$585
     International exploration and production income of $1.8 billion decreased from $2.0 billion in the second quarter 2004. The 2004 period included a special-item gain of $585 million for the sale of upstream assets in western Canada and a one-time benefit of $208 million related to a change in certain income tax laws. The profit improvement otherwise was due to higher average prices for crude oil and natural gas. Foreign currency effects increased earnings $57 million in the 2005 quarter, vs. $22 million in the year-ago period.
     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 2 percent to 1,681,000 barrels per day in the 2005 quarter. The net liquids component declined 34,000 barrels per day to 1,322,000, as increased liquids production in China, Republic of the Congo, the Karachaganak Field in Kazakhstan, and Venezuela were more than offset by the effects of lower cost-oil recovery volumes in Indonesia, property sales and a turnaround for scheduled maintenance at Tengizchevroil. Natural gas production was up slightly to 2.2 billion cubic feet per day, primarily due to higher production in Australia, the Philippines and Denmark. Excluding the effect of property sales and reduced volumes connected with cost-oil recovery, net oil-equivalent production increased 2 percent between periods.
REFINING, MARKETING AND TRANSPORTATION
     U.S. Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Segment Income	$398	$517	$456	$793

     U.S. refining, marketing and transportation earnings of $398 million decreased $119 million from the 2004 quarter. The decline was associated mainly with the effects of downtime for maintenance and repairs at two of the company’s refineries. Average refined-product margins for operations on the West Coast were also lower.
     Sales volumes for refined products decreased 3 percent from the 2004 second quarter to 1,510,000 barrels per day. Although sales of fuel oil and jet fuel were lower, branded gasoline sales volumes of 585,000 barrels per day increased 6 percent on the strength of the reintroduction of the Texaco brand.
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International Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Segment Income*	$578	$527	$929	$891

*Includes foreign currency effects	$12	$27	$24	$2
     International refining, marketing and transportation segment income increased $51 million in the 2005 quarter to $578 million. The 2004 period included a one-time benefit of $47 million for a change in certain income tax laws. The improvement otherwise between periods resulted mainly from higher refined-product margins in most of the company’s operating areas and an increase in the ownership percentage of the Singapore Refining Company since last year’s second quarter. Partially offsetting these earnings improvements were the effects of downtime for repairs in the 2005 quarter at the company’s Pembroke, U.K., refinery.
     Total refined-product sales volumes of 2,327,000 barrels per day were 5 percent lower than in last year’s second quarter. The sales decline was primarily the result of lower gasoline trading activity and termination of certain fuel oil contracts.
CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Segment Income*	$84	$59	$221	$133

*Includes foreign currency effects	$(1)	$(2)	$(2)	$(4)
     Chemical operations earned $84 million, up $25 million from the 2004 quarter. Earnings for the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) affiliate increased primarily as the result of higher product margins for commodity chemicals. Partially offsetting the improved CPChem results was a decline in the earnings of the company’s Oronite subsidiary due to higher feedstock costs.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2005	2004	2005	2004

Net (Charges) Income*	$(148)	$39	$(396)	$(98)

*Includes foreign currency effects	$(14)	$(2)	$(28)	$2
     All Other consists of the company’s interest in Dynegy, coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
     Net charges were $148 million in the second quarter 2005, compared with net income of $39 million in the corresponding 2004 period. The 2004 quarter included a gain on an asset sale and an income tax benefit. The increase in net charges otherwise was associated with higher expenses for a number of corporate items that individually were not significant.
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CAPITAL AND EXPLORATORY EXPENDITURES
          Capital and exploratory expenditures in the first six months of 2005 were $4.2 billion, compared with $3.8 billion in the corresponding 2004 period. Included in these expenditures were approximately $700 million and $600 million for the company’s share of equity affiliate expenditures in 2005 and 2004, respectively. Upstream expenditures represented 77 percent of the companywide total in 2005. About three-fourths of this upstream amount was for projects outside the United States, reflecting the company’s continued emphasis on international crude oil and natural gas production activities.
#      #      #
7/29/05
NOTICE
Chevron’s discussion of second quarter 2005 earnings with security analysts will take place on Friday, July 29, 2005, at 8:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected third quarter 2005 interim company and industry performance data on its Web site on Wednesday, September 28, 2005, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
          This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
          Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the ability to successfully consummate the proposed merger with Unocal Corporation and successfully integrate the operations of both companies; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
Additional Information and Where to Find It
          Chevron has filed a Form S-4, Unocal has filed a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4, PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain the documents free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Chevron free of charge by contacting Chevron Comptroller’s Department, 6001 Bollinger Canyon Road – A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, e-mail: stockholder_services@unocal.com.
Interest of Certain Persons in the Merger
          Chevron, Unocal, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Unocal’s stockholders in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron’s 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Unocal and their ownership of Unocal stock is set forth in the proxy statement for Unocal’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger.
Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decisions.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)		Three Months		Six Months
		Ended June 30		Ended June 30
		2005	2004	2005	2004
REVENUES AND OTHER INCOME
Sales and other operating revenues (1)(2)		$47,247	$36,579	$87,688	$69,642
Income from equity affiliates		861	740	1,750	1,184
Other income		235	924	512	1,062

Total Revenues and Other Income		48,343	38,243	89,950	71,888

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, (2) operating and other expenses		35,134	25,837	65,246	49,137
Depreciation, depletion and amortization		1,320	1,243	2,654	2,433
Taxes other than on income (1)		5,311	4,889	10,437	9,654
Interest and debt expense		104	94	211	187
Minority interests		18	18	39	40

Total Costs and Other Deductions		41,887	32,081	78,587	61,451

Income From Continuing Operations
Before Income Tax Expense		6,456	6,162	11,363	10,437
Income tax expense		2,772	2,056	5,002	3,780

Income From Continuing Operations		3,684	4,106	6,361	6,657
Income From Discontinued Operations		—	19	—	30

NET INCOME		$3,684	$4,125	$6,361	$6,687

PER-SHARE OF COMMON STOCK (3)
Income From Continuing Operations	- Basic	$1.77	$1.93	$3.05	$3.14
	- Diluted	$1.76	$1.93	$3.04	$3.13
Income From Discontinued Operations	- Basic	$—	$0.01	$—	$0.01
	- Diluted	$—	$0.01	$—	$0.01
Net Income	- Basic	$1.77	$1.94	$3.05	$3.15
	- Diluted	$1.76	$1.94	$3.04	$3.14
Dividends		$0.45	$0.37	$0.85	$0.73

Weighted Average Number of Shares Outstanding (000’s) (3)
	- Basic	2,077,743	2,122,715	2,084,141	2,124,725
	- Diluted	2,085,763	2,127,344	2,092,792	2,129,040

(1) Includes consumer excise taxes.		$2,162	$1,921	$4,278	$3,778
(2) Includes amounts in revenues for buy/sell contracts. (Associated costs are included in Purchased crude oil and products.)		$5,962	$4,637	$11,337	$8,893
(3)The 2004 periods have been restated to reflect a two-for-one stock split effected as a 100 percent stock dividend in September 2004.

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Six Months
SPECIAL ITEMS INCLUDED IN NET INCOME (1)	Ended June 30		Ended June 30
	2005	2004	2005	2004
U.S. Upstream
Litigation provisions	$—	$—	$—	$(55)
International Upstream
Asset dispositions — continuing operations	—	585	—	585

Total Special Items	$—	$585	$—	$530

INCOME FROM CONTINUING OPERATIONS
– BY MAJOR OPERATING AREA	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30
	2005	2004	2005	2004
Upstream – Exploration and Production
United States	$972	$948	$1,739	$1,802
International	1,800	2,016	3,412	3,136

Total Exploration and Production	2,772	2,964	5,151	4,938

Downstream – Refining, Marketing and Transportation
United States	398	517	456	793
International	578	527	929	891

Total Refining, Marketing and Transportation	976	1,044	1,385	1,684

Chemicals	84	59	221	133
All Other (2)	(148)	39	(396)	(98)

Income From Continuing Operations	3,684	4,106	6,361	6,657
Income From Discontinued Operations	—	19	—	30

Net Income	$3,684	$4,125	$6,361	$6,687

SELECTED BALANCE SHEET ACCOUNT DATA			June 30, 2005	Dec. 31, 2004
			(unaudited)
Cash and Cash Equivalents			$12,317	$9,291
Marketable Securities			$1,160	$1,451
Total Assets			$99,040	$93,208
Total Debt			$11,269	$11,272
Stockholders’ Equity			$48,535	$45,230

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Six Months
CAPITAL AND EXPLORATORY EXPENDITURES (1)	Ended June 30		Ended June 30
(Millions of Dollars)	2005	2004	2005	2004
United States
Exploration and Production	$538	$472	$924	$896
Refining, Marketing and Transportation	122	86	233	139
Chemicals	24	34	43	61
Other	97	103	180	310

Total United States	781	695	1,380	1,406

International
Exploration and Production	1,388	1,151	2,329	2,028
Refining, Marketing and Transportation	333	221	481	311
Chemicals	8	6	15	8
Other	16	—	17	2

Total International	1,745	1,378	2,842	2,349

Worldwide	$2,526	$2,073	$4,222	$3,755

	Three Months		Six Months
OPERATING STATISTICS (1)	Ended June 30		Ended June 30
	2005	2004	2005	2004
NET LIQUIDS PRODUCTION (MB/D):
United States	470	535	461	534
International	1,179	1,214	1,187	1,219

Worldwide	1,649	1,749	1,648	1,753

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,621	2,001	1,611	2,031
International	2,151	2,124	2,153	2,160

Worldwide	3,772	4,125	3,764	4,191

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (3)	143	142	140	141

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	740	869	729	873
International	1,681	1,710	1,687	1,720

Worldwide	2,421	2,579	2,416	2,593

SALES OF NATURAL GAS (MMCF/D):
United States (5)	5,697	4,425	5,281	4,505
International	1,842	1,850	1,845	1,894

Worldwide	7,539	6,275	7,126	6,399

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	170	177	171	180
International	101	113	98	105

Worldwide	271	290	269	285

SALES OF REFINED PRODUCTS (MB/D): (6)
United States	1,510	1,551	1,486	1,506
International	2,327	2,456	2,329	2,413

Worldwide	3,837	4,007	3,815	3,919

REFINERY INPUT (MB/D):
United States	912	969	884	945
International	1,007	1,063	1,010	1,060

Worldwide	1,919	2,032	1,894	2,005

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	58	51	55	51
International	225	270	256	276
(3) Other produced volumes – International (MB/D):
Athabasca Oil Sands	32	28	29	28
Boscan Operating Service Agreement	111	114	111	113
(4) The oil-equivalent sum of net liquids production, net gas production and other produced liquids.
The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) 2004 conformed to 2005 presentation.
(6) Includes amounts for buy/sell contracts (MB/D):
United States	78	85	81	91
International	137	104	137	103